Exhibit 99.3.2

GRAPHEX GROUP LIMITED

FOREIGN CORRUPT PRACTICES ACT COMPLIANCE POLICY

Purpose

The purpose of this Foreign Corrupt Practices Act Compliance Policy (this “Policy”) is to help ensure compliance by Graphex Group Limited (the “Company”) with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). The FCPA makes it illegal for U.S. citizens and companies, their officers, directors, employees and agents, and any stockholders acting on their behalf, to bribe foreign officials in order to obtain or retain business. The FCPA also requires U.S. companies to keep accurate and complete books and records and to maintain proper internal accounting controls in order to ensure that bribe payments may not be disguised as legitimate expenditures. This Policy should be read in conjunction with the Company’s Code of Business Conduct and Ethics and other general management policies.

All directors, officers and employees of the Company and consultants or their principals that provide similar services to the Company (collectively, “Employees”) are expected to conduct Company business legally and ethically. Improper gifts, payments or offerings of anything of value to foreign officials could jeopardize the Company’s growth and reputation. The use of Company funds or assets for any unlawful, improper or unethical purpose is also prohibited. Specifically, it is the Company’s policy to comply fully with the FCPA.

Application

This Policy extends to all of the Company’s domestic and foreign operations, including operations conducted by any departments, subsidiaries, agents, consultants or other representatives, and to the extent set forth in this Policy, the operations of any joint venture or other business enterprise outside the U.S. in which the Company is a participant. This Policy also extends to all of the Company’s financial record-keeping activities and is integrated with the obligations to which the Company is already subject by virtue of the federal and state securities law. This Policy will be provided to those individuals in the Company whose job duties are likely to lead to an involvement in or exposure to any of the areas covered by the FCPA.

Summary of the FCPA

The FCPA has two primary sections. The first section makes it illegal to bribe foreign officials in order to obtain or retain business, and the second section imposes record keeping and internal accounting requirements upon publicly traded U.S. companies in order to ensure that bribe payments may not be disguised as legitimate expenditures.

A.       Anti-bribery Provisions

1.                  Prohibited Payments

The FCPA’s anti-bribery provisions make it illegal to bribe foreign officials in order to obtain or retain business or to secure any improper advantage or to influence any act or decision of such foreign official in his or her official capacity. Specifically, the FCPA prohibits payments, offers or gifts of money or anything of value, with corrupt intent, to a “foreign official”.

For purposes of this Policy, a “foreign official” means any officer or employee of a foreign government (i.e., other than the U.S.), or any department, agency, or instrumentality thereof (which includes a government-owned or government-controlled state enterprise) or of a “public international organization”, any person acting in an official capacity for or on behalf of a foreign government or government entity or of a public international organization, any foreign political party or party official or any candidate for foreign political office. Thus, foreign officials include not only elected officials, but also consultants who hold government positions, employees of companies owned by foreign governments, political party officials and others.

The term “public international organization” includes such organizations as the World Bank, the International Finance Corporation, the International Monetary Fund and the Inter-American Development Bank. The Company’s Chief Executive Officer should be contacted if there is a question as to whether an organization should be treated as a public international organization for the purpose of this Policy.

The FCPA prohibits both direct and indirect payments to foreign officials. Thus, a U.S. company can face FCPA liability based on improper payments made by its agents or other business partners. Accordingly, except as set forth in this Policy, neither the Company nor any of its Employees, agents or business partners shall make, promise or authorize any gift, payment or offer anything of value on behalf of the Company to a foreign official or to any third person (such as a consultant) who, in turn, intends to make or is likely to make a gift, payment or offer anything of value to a foreign official.

Because of the FCPA’s strict prohibitions, Employees should not make or authorize any gift, payment or offer anything of value to any foreign official, whether on the local, regional or national level, except as set forth in this Policy. This Policy specifically outlines the very limited circumstances - entertainment, meals, Company promotional items and other business courtesies - when items of value can be given to foreign officials. Such entertainment, meals, Company promotional items and other business courtesies may not be made except in accordance with this Policy and unless the Company has provided prior written approval.

2.                  Permissible Payments

The FCPA does allow certain types of payments to foreign officials under very limited circumstances. For example, the FCPA allows certain “facilitating” or “grease” payments to foreign officials in order to obtain non-discretionary, routine governmental action, such as obtaining a permit to do business in a foreign country, obtaining police protection, or processing a visa, customs invoice or other governmental paper. Under this Policy, Employees or agents may make facilitating payments only in accordance with this Policy and only if the Company has provided prior written approval.

3.       Bona Fide Expenditures

Various types of “promotional or marketing payments” may also be permissible under the FCPA in certain circumstances. For example, certain reasonable, bona fide expenses incurred while promoting the Company to foreign officials or hosting a tour of foreign public officials at a Company facility. Employees and agents should not provide gifts and entertainment to foreign officials or authorize a promotional expense or event for a foreign official except as set forth by this Policy and only if the Company has provided prior written approval. Moreover, these expenses must be fully and accurately described in the Company’s books and records.

In addition, lawful reimbursement of bona fide expenditures and fees for legitimate services provided by third parties are permitted, provided that they do not serve as conduits for graft or kickbacks. The provided services must fulfill a genuine business need of the Company, be documented in a contract and booked accordingly. Support for customers and opinion leaders to attend professional events is permitted, provided that the primary purpose of the event is education and provided that they comply with applicable laws, business custom and industry regulations. Such events should not predominantly have the character of leisure trips.

B.       Record-Keeping, Accounting & Payment Practices

The record-keeping provisions of the FCPA require publicly held U.S. companies to keep their books, records and accounts in reasonable detail, accurately and such that they fairly reflect all transactions and dispositions of assets. Thus, the FCPA prohibits the mischaracterization or omission of any transaction on a company’s books or any failure to maintain proper accounting controls that results in such a mischaracterization or omission. The purpose of this requirement is to prohibit the creation of “slush funds” that would facilitate the payment of bribes to foreign officials in violation of the FCPA Anti-Bribery provisions set forth above. Keeping detailed, accurate descriptions of all payments and expenses is crucial for this component of the FCPA.

Accordingly, Employees must follow applicable standards, principles, laws and Company practices for accounting and financial reporting. In particular, Employees must be timely and complete when preparing all reports and records required by management. In connection with dealings with public officials and with other international transactions set forth in this Policy, Employees must obtain all required approvals from the Company and, when appropriate, from foreign governmental entities. Prior to paying or authorizing a payment to a foreign official, Employees or agents should be sure that no part of such payment is to be made for any purpose other than that to be fully and accurately described in the Company’s books and records. No undisclosed or unrecorded accounts of the Company are to be established for any purpose. False or artificial entries are not to be made in the books and records of the Company for any reason.

Finally, personal funds must not be used to accomplish what is otherwise prohibited by this Policy.

C.       Due Diligence and Selection of Representatives and Business Partners

The Company is dedicated to the dynamic and profitable expansion of its operations worldwide. The Company will compete for all business opportunities vigorously, fairly, ethically and legally and will negotiate contracts in a fair and open manner. Regardless of any pressure exerted by foreign officials, the Company will conduct business using only legal and ethical means.

This practice of fairness and professionalism must extend to the activities of the Company’s agents, consultants, business or joint venture partners and other representatives. The Company should be careful to avoid situations involving third parties that might lead to a violation of the FCPA. It is much better not to hire an agent or consultant, for example, than to conduct business through the use of a third party’s questionable payments. Therefore, prior to entering into an agreement with any agent, consultant, business or joint venture partner or other representative who act on behalf of the Company with regard to foreign governments on international business development or retention, the Company will perform proper and appropriate FCPA-related due diligence and obtain from the third-party certain assurances of compliance.

D.       Penalties

The FCPA imposes criminal liability on both individuals and corporations. For individuals who violate the anti-bribery provisions of the FCPA, criminal penalties include fines of up to $100,000 or twice the amount of the gross pecuniary gain resulting from the improper payment, imprisonment of up to five years, or both. The Company may not reimburse any fine imposed on an individual. Corporations may be fined up to $2,000,000, or, alternatively, twice their gross pecuniary gain, for criminal violations of the FCPA’s anti-bribery provisions. In addition to criminal penalties, a civil penalty of up to $10,000 may be imposed upon a company that violates the anti-bribery provisions, and against any officer, director, employee or agent of a company, or a stockholder acting on behalf of a company who violates the FCPA. The U.S. Department of Justice and the U.S. Securities and Exchange Commission may also obtain injunctions to prevent FCPA violations.

Individuals who willfully violate the accounting provisions of the FCPA may be fined up to $5,000,000, imprisoned up to twenty years, or both. A corporation may be fined up to $2,500,000. Alternatively, both individuals and corporations violating the FCPA’s accounting provisions may be subject to fines of up to twice the amount of any gross pecuniary gain or loss resulting from such violation.

In addition to civil and criminal penalties, a person or company found in violation of the FCPA may be precluded from doing business with the U.S. government. Other penalties include denial of export licenses and debarment from programs under the Commodity Futures Trading Commission and the Overseas Private Investment Corporation. Violating the FCPA will also result in discipline by the Company, including termination of employment.

Responsibilities of All Company Employees Involved in International Matters

Employees, agents or representatives whose duties are likely to lead to involvement in or exposure to any of the areas covered by the FCPA are expected to become familiar with and comply with this Policy. Periodic certifications of compliance with this Policy will be required, as will participation in training sessions as instructed by management.

Any questions or problems concerning this Policy, foreign officials or payment practices should be addressed to the Company at:

Graphex Group Limited
11/F COFCO Tower

262 Gloucester Road

Causeway Bay

Hong Kong

Tel: +852 2559 9438

Effective as of __________

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